BLACKROCK MUNIYIELD QUALITY FUND, INC.

ARTICLES OF AMENDMENT

This is to certify that:

First:   The charter of BlackRock MuniYield Quality Fund, Inc., a Maryland corporation (“Corporation”), is amended by these Articles of Amendment, which amend the section of the charter titles Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of September 13, 2011 (the “Articles Supplementary”).

Second:  Appendix A to the Articles Supplementary is hereby amended pursuant to Annex A attached hereto.

Third:   The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

Fourth:  As amended hereby, the charter of the Corporation shall remain in full force and effect.

Fifth:   These Articles of Amendment shall be effective as of May 15, 2024.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock MuniYield Quality Fund, Inc. has caused these Articles of Amendment to be signed as of 13th day of May, 2024, in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information, and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIYIELD QUALITY FUND, INC.

By:	/s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

ATTEST:

/s/ Janey Ahn
Name: Janey Ahn
Title: Secretary

[MQY Signature Page—Amendment to Articles Supplementary]

ANNEX A

[Attached]

BLACKROCK MUNIYIELD QUALITY FUND, INC.

(THE “FUND”)

SERIES W-7

VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP No. 09254F704*

Amendment to the Amended and Restated Notice of Special Rate Period

May 15, 2024

BlackRock MuniYield Quality Fund, Inc. 100 Bellevue Parkway
Wilmington, Delaware 19809

To: Addressees listed on Schedule 1 hereto

In accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares, dated September 13, 2011 (the “Articles Supplementary”), pursuant to the prior written consent of the Liquidity Provider and the Remarketing Agent and the affirmative vote or consent of the Holders of a majority of the VRDP Shares Outstanding, the Amended and Restated Notice of Special Rate Period, dated as of March 31, 2021 (the “Notice of Special Rate Period”), has been amended by this Amendment to Notice of Special Rate Period as of the date hereof.

The following paragraph is included as the last paragraph in the section entitled “Additional Provisions Relating to the Termination of the Special Rate Period” in the Notice of Special Rate Period:

The Fund may terminate the Special Rate Period prior to the last day of the Special Rate Period by providing notice of such termination (the “Notice of Termination”) to the Holders of VRDP Shares, the Liquidity Provider, the Remarketing Agent and the Tender and Paying Agent at least 10 Business Days prior to the last day of the Special Rate Period that will result from such termination (the “Termination Date”). The Notice of Termination shall include the Termination Date, which shall be deemed the last day of the Special Rate Period, the Automatic Tender Date and the Purchase Date relating to such Automatic Tender Date. If the Fund provides the Notice of Termination in accordance with this paragraph, then the VRDP Shares beneficially owned by any Beneficial Owner will be deemed automatically tendered for Remarketing on the Automatic Tender Date with a

*

NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate. It is included solely as a convenience to Holders of VRDP Shares.

Purchase Date occurring on the first day of the Subsequent Rate Period immediately succeeding the Termination Date. Notwithstanding the foregoing provisions of this Amended and Restated Notice of Special Rate Period, if any VRDP Shares beneficially owned by the LP Holder for federal income tax purposes on such Purchase Date are not successfully remarketed for purchase on such Purchase Date, a Failed Remarketing Condition-Purchased VRDP Shares will be deemed to exist in respect of such VRDP Shares for all purposes of the Articles Supplementary (including Section 10(b) of Part I thereof and the definition of Maximum Rate) and the other Related Documents and, as of such Purchase Date, such VRDP Shares will be deemed beneficially owned by the Liquidity Provider. Accordingly, all such VRDP Shares deemed beneficially owned by the Liquidity Provider will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents. For the avoidance of doubt, if any VRDP Shares beneficially owned by a Beneficial Owner other than the LP Holder are not successfully remarketed on the Purchase Date relating to the Automatic Tender Date and are purchased by the Liquidity Provider pursuant to the Purchase Obligation, such VRDP Shares shall constitute Failed Remarketing Condition-Purchased VRDP Shares, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.

Capitalized terms used but not defined in this Amendment to Notice of Special Rate Period shall have the meanings given to such terms in the Articles Supplementary and the Notice of Special Rate Period.

[Signature Page Follows]

IN WITNESS WHEREOF, I have signed this Amendment to the Notice of Special Rate Period as of the date first written above.

BLACKROCK MUNIYIELD QUALITY FUND, INC.

By:	/s/ Jonathan Diorio

Name: Jonathan Diorio
Title: Vice President

Schedule 1

Recipients of this Amendment to Notice of Special Rate Period

Wells Fargo Bank, National Association

30 Hudson Yards

500 West 33rd Street, 14th Floor

New York, NY 10001

Wells Fargo Securities, LLC

MAC D1086-051

550 South Tryon Street,

Charlotte, NC 28202

The Depository Trust Company